EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-291551) and Form S-8 (Nos. 333-278937, 333-264389, 333-238040, 333-235278, 333-224838, 333-214408, and 333-188460) of Ducommun Incorporated of our report dated February 26, 2026, except for the effects of the restatement discussed in Note 1A to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is May 8, 2026 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Amendment No. 1 on Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Irvine, California
May 8, 2026